Exhibit 10.1

THE EXONE COMPANY

CHANGE OF CONTROL SEVERANCE PLAN

And Summary Plan Description

Effective August 8, 2017, as amended through August 8, 2018

This Severance Plan (the “Plan") shall become effective with respect to any particular Designated Employee (as defined below) as of the date such Designated Employee has been designated for participation in the Plan by The ExOne Company (“ExOne” and, together with its subsidiaries, the “Company") as provided in Exhibit A hereto. This document is also intended to constitute the Summary Plan Description for the Plan.

The Plan is effective as of August 8, 2017, as amended on August 8, 2018. The Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code") and the regulations and other Treasury Department guidance promulgated thereunder, and shall be interpreted accordingly.

1.	Purpose

Consistent with creating long-term shareholder value, the principal purposes of the Plan are to (i) provide an incentive to the Designated Employees to remain in the employ of the Company, notwithstanding any uncertainty and job insecurity which may be created by an actual or prospective Change of Control, (ii) encourage the Designated Employee's full attention and dedication to the Company currently and in the event of any actual or prospective Change of Control, and (iii) provide an incentive for the Designated Employees to be objective concerning any potential Change of Control and to fully support any Change of Control transaction approved by the Board of Directors.

2.	Definitions

Certain terms not otherwise defined in this Plan shall have the meanings set forth in this Section 2.

(a)Cause. For purposes of this Plan and any agreements entered into pursuant to the Plan only, Cause shall mean:

(i)fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;

(ii)conviction of a felony involving a crime of moral turpitude;

(iii)willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or

(iv)substantial and willful failure to render services in accordance with the terms of this Agreement (other than as a result of illness, accident or other physical or mental incapacity), provided that a demand for performance of services has been delivered to the Designated Employee in writing by or on behalf of the board of directors of the Employer at least 60 days prior to termination identifying the manner in which such board of directors believes that the Designated Employee has failed to perform and (B) the Designated Employee has thereafter failed to remedy such failure to perform.

(b)Change of Control.   The term "Change of Control" means the occurrence of any of the following, provided such event also constitutes a change in control event as defined under Section 409A of the Code:

(i)if any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power of the Company’s then outstanding securities, whether or not the Board shall have first given its approval of such acquisition; or

(ii)during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new Directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)the consummation of a merger, combination or consolidation of the Company with any other corporation or entity; provided, however, a Change in Control shall not be deemed to have occurred: (i) if such merger, combination or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) if the corporate existence of the Company is not affected and following the merger or consolidation, the majority of the Directors of the Company prior to such merger or consolidation constitute at least a majority of the Board or the entity that directly or indirectly controls the Company after such merger or consolidation; or

(iv)the sale or disposition by the Company of all or substantially all the Company’s assets; or

(v)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(c)Compensation. “Compensation" shall mean the Designated Employee's annual base salary as in effect immediately prior to the date the Notice of Termination provided for in Section 3(c) of the Plan is given or in effect immediately prior to the date of the Change of Control, whichever is greater.

(d)Designated Employees. "Designated Employees" shall refer to those employees of ExOne and its subsidiaries (the entity directly employing a Designated Employee shall be referred to herein, with respect to such Designated Employee, as the "Employer") that are listed on Exhibit A attached hereto.

(e)Good Reason. A Designated Employee's termination of employment with the Company shall be deemed for "Good Reason" if it occurs within six months of any of the following without the Designated Employee's express written consent:

(i)A material and sustained diminution in the Designated Employee's duties or position from those in effect immediately prior to the Change of Control;

(ii)A material reduction by the Company in the Designated Employee's annual base salary as in effect on the date of a Change of Control or as in effect thereafter if such compensation has been increased and such increase was approved prior to the Change of Control;

(iii)Relocation of the Designated Employee's primary place of employment to any place more than 35 miles from the employee’s designated primary place of employment;

(iv)Any material breach by the Company of any provision of the Plan or of any agreement entered into between the Company and the Designated Employee; or

(v)Any failure by the Company to obtain the assumption of the Plan or any agreement entered into pursuant to the Plan by any successor or assign of ExOne.

A Designated Employee claiming Good Reason for termination of employment must give written notice to the Company of his intention to terminate his employment for Good Reason, which notice shall (i) state in detail the particular circumstances that constitute the grounds on which the proposed termination for Good Reason is based and (ii) be given no later than 90 days after the first occurrence of such circumstances. The Company shall have 30 days after receiving such notice in which to cure such grounds. If the Company fails to cure such grounds within such 30-day period, such Designated Employee's employment with the Company shall thereupon terminate for Good Reason.

(f) Protection Period. Protection Period means the period (i) starting on the earlier of (A) the date on which a definitive agreement is signed that, if consummated, would result in the occurrence of a Change of Control, or (B) the Change of Control itself if not preceded by such a definitive agreement, and (ii) ending on the earlier of (A) the date which is 18 months following the occurrence of the Change of Control, or (B) the public announcement that the transaction(s) contemplated by the definitive agreement will not take place.

(g)Release. Release means a general release of claims against the Company and the other persons specified therein substantially in the form attached hereto as Exhibit B, or in such other form as is required to comply with applicable law.

3.	Termination In Connection with Change of Control

(a)Termination of Employment.

(i)In the event a Designated Employee in Tier I, Tier II or Tier III, at any time during the Protection Period, either (A) has a voluntary employment termination for Good Reason, or (B) has an involuntary employment termination for any reason other than for Cause, such Designated Employee shall be entitled to receive following such employment termination the payments and benefits described in Section 4(a) and 5 of this Plan.

(ii)Notwithstanding any other provision of this Plan, no payments or benefits shall be made or provided under this Plan in the event that the Designated Employee's employment is terminated by his Disability or by his death or for Cause.

(b)Disability. If, as a result of the Designated Employee's incapacity due to physical or mental illness, accident or other incapacity (as determined by the board of directors of the applicable  Employer in good faith), the Designated Employee shall have been absent from his duties with the Employer on a full-time basis for six consecutive months (or for a period of 180 days, whether or not consecutive, in any 12 consecutive month period) and, within 30 days after written Notice of Termination thereafter given by the Employer, the Designated Employee shall not have returned to the full time performance of the Designated Employee's duties, the Employer may, to the extent permitted by applicable law, terminate the Designated Employee's employment for "Disability".

(c)Notice   of   Termination.     Any   purported   termination   of   the Designated Employee's employment by the Designated Employee's Employer or the Designated Employee hereunder shall be communicated by a Notice of Termination to the other party in accordance with the terms of the agreement entered into pursuant to the Plan. For purposes of the Plan and any agreement entered into pursuant hereto, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in the Plan applicable to the termination and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for application of the provisions so indicated.

(d)Date of Termination. "Date of Termination” shall mean (i) if the Designated Employee is terminated by the Employer for Disability, thirty (30) days after Notice of Termination is given to the Designated Employee (provided that the Designated Employee shall not have returned to the performance of the Designated Employee's duties on a full-time basis during such thirty (30) day period) or (ii) if the Designated Employee's employment is terminated by the Employer for any other reason or by the Designated Employee, the date on which a Notice of Termination is given.

4.	Severance Compensation upon Termination of Employment

(a)If the employment with the Company of a Designated Employee in Tier I, Tier II or Tier III shall be terminated as set forth in Section 3(a)(i) of the Plan, then ExOne shall cause each Employer to pay and provide as follows to such Designated Employee:

(i)For a Designated Employee in Tier I, (A) provided a Change of Control is effectuated during the Protection Period, a •lump sum in cash on the sixtieth day following the later of the Date of Termination or the date on which the Change of Control occurs, in an amount equal to 2.5x the Designated Employee’s Compensation; and (B) for 18 months following the Date of Termination, health (medical, dental and vision) benefits substantially similar to those benefits which the Designated Employee is receiving immediately prior to the Change of Control or, if greater, immediately prior to the Notice of Termination.

(ii)For a Designated Employee in Tier II, (A) provided a Change of Control is effectuated during the Protection Period, a lump sum in cash on the sixtieth day following the later of the Date of Termination or the date on which the Change of Control occurs, in an amount equal to 2.0x the Designated Employee’s Compensation; and (B) for 18 months following the Date of Termination, health (medical, dental and vision) benefits substantially similar to those benefits which the Designated Employee is receiving immediately prior to the Change of Control or, if greater, immediately prior to the Notice of Termination.

(iii)For a Designated Employee in Tier III, (A) provided a Change of Control is effectuated during the Protection Period, a lump sum in cash on the sixtieth day following the later of the Date of Termination or the date on which the Change of Control occurs, in an amount equal to 1.0x the Designated Employee’s Compensation; and (B) for 12 months following the Date of Termination, health (medical, dental and vision) benefits substantially similar to those benefits which the Designated Employee is receiving immediately prior to the Change of Control or, if greater, immediately prior to the Notice of Termination

The benefit continuation period described in subsections (i), (ii) and (iii) above shall run concurrently with the period of COBRA continuation if COBRA benefits are elected by the Designated Employee, and any remaining COBRA benefits following the end of such benefit continuation period shall be at the Designated Employee’s sole expense.

(b)Release.  No Designated Employee shall be eligible to receive any payments or other benefits under the Plan unless he or she executes a Release in favor of the Company and others as set forth on Exhibit B, or in such other form as is required to comply with applicable law, relating to all claims or liabilities of any kind against ExOne including his or her employment with ExOne or a subsidiary thereof and the termination of the Designated Employee’s employment, and such Release becomes effective and has not been revoked by the Designated Employee by the sixtieth (60th) day following the Date of Termination.  If the Designated Employee does not execute and return the Release such that it does not become effective, or if the Release has been revoked, within the applicable 60-day period, the Designated Employee shall cease to be entitled to any payments or benefits under this Plan.

5.	Equity Vesting

Pursuant to the Board’s authority under any ExOne equity incentive plan or individual award agreement, but not amending any provisions of such plans, 50% of any unvested ExOne stock options, restricted stock, restricted stock units or any other equity based awards held by a Designated Employee and outstanding immediately prior to the occurrence of a Change of Control (“Unvested Equity Awards”) shall become vested and exercisable upon the occurrence of a Change of Control. The amount of any Unvested Equity Awards that are subject to the achievement of performance goals that shall be eligible to vest pursuant to this Section 5 shall be determined based on achievement of the performance goals as of the date of the Change of Control, following adjustment of such goals in good faith by the Committee to reflect the shortened performance period. The remaining 50% of any Unvested Equity Awards shall become vested and exercisable pursuant to the terms of the equity incentive plan or individual award agreement, provided that any remaining Unvested Equity Awards shall vest and become exercisable upon a termination of such Designated Employee’s employment following such Change of Control pursuant to Section 3(a)(i) of the Plan, subject to the Designated Employee’s execution and non-revocation of a Release pursuant to Section 4(b).

6.	Tax Matters

The Designated Employee will be liable for and will pay all Designated Employee’s tax liability by virtue of any payments made to the Designated Employee under the Plan or otherwise. The Designated Employee shall not be entitled to any parachute tax gross-up payment.  Accordingly, notwithstanding any contrary provisions in any other plan, program or policy of ExOne, if all or any portion of the benefits payable under the Plan, either alone or together with other payments and benefits which the Designated Employee receives or is entitled to receive from ExOne or any other source, would constitute an “excess parachute payment” within the meaning of Section 280G of Code, ExOne shall reduce the Designated Employee’s payments and benefits payable under the Plan to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code. The effect of the excise tax imposed under Section 4999 of the Code and other factors applicable in the determinations to be made under this Section shall be determined by the Accountants. For the purposes of this Section 6, the "Accountants" shall mean ExOne’s independent certified public accountants serving immediately prior to the Change of Control. All fees and expenses of the Accountants in connection with matters relating to this Section 6 shall be paid by ExOne.

7.	Noncompetition.

If at any time during the Designated Employee’s employment and for a period of 12 months thereafter, the Designated Employee, without the express, prior written consent of the Company’s General Counsel, either directly or indirectly, as an employee, agent, contractor, consultant, partner, member, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly traded corporation), wherever the Company is marketing or providing its services or products, participates in any activity as, or for, an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in business that is substantially similar to the Company’s business, and which is the same or similar to the activities in which the Designated Employee was involved at the Company, then the Designated Employee shall immediately deliver to the Company an amount in cash equal to (i) the amount of any severance previously paid to the Designated Employee pursuant to Section 4 above, and (ii) the aggregate fair market value, determined as of the applicable exercise or settlement date, of all shares of ExOne stock which were delivered to the Employee or cancelled in payment of taxes upon exercise or settlement of any equity awards which vested pursuant to Section 5 above, less any amount paid by the Designated Employee for such shares.

The rights of the Company set forth in this Section 7 shall not limit or restrict in any manner any rights or remedies which the Company or any of its affiliates may have under law or under any separate employment, confidentiality or other agreement with the Designated Employee or otherwise with respect to the events described above. In any judicial proceeding any provision of this Section 7 is found to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as to be enforceable.

8.	Claims Procedure

(a)	Claims Procedure.

(i)Benefits will be provided to each Designated Employee as specified in this Plan. If a Designated Employee believes that he has not been provided with benefits due under the Plan, then the Designated Employee (who is hereafter referred to as the "Claimant") has the right to make a written claim for benefits under the Plan. Written claims for severance pay benefits shall be governed by the following procedures; any written claims for health or welfare benefits shall be governed by the claims procedures of the applicable health or welfare plan. If such a written claim is made, and the Administrator wholly or partially denies the claim, the Administrator shall provide the Claimant with written notice of such denial, setting forth, in a manner calculated to be understood by the Claimant:

(A)the specific reason or reasons for such denial;

(B)specific reference to pertinent Plan provisions on which the denial is based;

(C)a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(D)an explanation of the Plan's claims review procedure and time limits applicable to those procedures, including a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) if the claim is denied on appeal.

(ii)The written notice of any claim denial pursuant to Section 8(a)(i) shall be given not later than thirty (30) days after receipt of the claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing the claim, in which event:

(A)written notice of the extension shall be given by the Administrator to the Claimant prior to thirty (30) days after receipt of the claim;

(B)the extension shall not exceed a period of thirty (30) days from the end of the initial thirty (30) day period for giving notice of a claim denial; and

(C)the extension notice shall indicate (1) the special circumstances requiring an extension of time and (2) the date by which the Administrator expects to render the benefit determination.

(iii)The decision of the Administrator shall be final unless the Claimant, within sixty (60) days after receipt of notice of the claims denial from the Administrator, submits a written request to the Board of Directors of ExOne, or its delegate, for an appeal of the denial. During that sixty (60) day period, the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The Claimant shall be provided the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits as part of the Claimant's appeal. The Claimant may act in these matters individually, or through his or her authorized representative.

(iv)After receiving the written appeal, if the Board of Directors of ExOne, or its delegate, shall issue a written decision notifying the Claimant of its decision on review, not later than thirty (30) days after receipt of the written appeal, unless the Board of Directors of ExOne or its delegate determines that special circumstances require an extension of time for reviewing the appeal, in which event:

(A)written notice of the extension shall be given by the Board of Directors of ExOne or its delegate prior to thirty (30) days after receipt of the written appeal;

(B)the extension shall not exceed a period of thirty (30) days from the end of the initial thirty (30) day review period; and

(C)the extension notice shall indicate (1) the special circumstances requiring an extension of time and (2) the date by which the Board of Directors of ExOne or its delegate expects to render the appeal decision.

The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is received by the Board of Directors of ExOne or its delegate, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing of.the appeal. If the period of time for reviewing the appeal is extended as permitted above, due to a claimant's failure to submit information necessary to decide the claim on appeal, then the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(v)In conducting the review on appeal, the Board of Directors of ExOne or its delegate shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the Board of Directors of ExOne or its delegate upholds the denial, the written notice of decision from the Board of Directors of ExOne or its delegate shall set forth, in a manner calculated to be understood by the Claimant:

(A)the specific reason or reasons for the denial;

(B)specific reference to pertinent Plan provisions on which the denial is based;

(C)a statement that the Claimant is entitled to be receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(D)a statement of the Claimant's right to bring a civil action under ERISA 502(a).

(vi)If the Plan or any of its representatives fail to follow any of the above claims procedures, the Claimant shall be deemed to have duly exhausted the administrative remedies available under the plan and shall be entitled to pursue any available remedies under ERISA Section 502(a), including but not limited to the filing of an action for immediate declaratory relief regarding benefits due under the Plan.

(vii)If the Board of Directors of ExOne or its delegate upholds the denial on review of a severance pay claim, or if a health or welfare benefit claim is denied on review under the applicable health or welfare plan and/or the administrative remedies thereunder have been exhausted, then the Claimant shall have the right to bring a civil action under ERISA Section 502(a).

9.	Mitigation of Damages; Effect of Plan

(a)The Designated Employee shall not be required to mitigate damages or the amount of any payment provided for under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan, including without limitation Section 4 of the Plan, be reduced by any compensation earned by the Designated Employee as a result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as expressly provided in Section 11 herein.

(b)Except as otherwise expressly provided herein, the provisions of the Plan, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Designated Employee's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, plan or arrangement.

10.	Amendments; No Effect On Employment Prior To or After Protection Period

(a)This Plan with respect to all Designated Employees or any particular Designated Employee may be terminated or amended by the Board of Directors of ExOne or by its Compensation Committee or any other duly authorized Committee thereof; provided that a termination or any amendment that reduces the benefits to the Designated Employee provided hereunder or otherwise adversely affects the rights of the Designated Employee shall not be permitted during the Protection Period without the Designated Employee's prior written consent. Termination or amendment of this Plan shall not affect any obligation of ExOne under this Plan which has accrued and is unpaid as of the effective date of the termination or amendment.

(b)Notwithstanding anything herein or in any agreement entered into pursuant to the Plan to the contrary, the Board of Directors of ExOne or the Compensation Committee thereof may amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Board of Directors or Compensation Committee, as applicable) at any time as may be necessary, upon the advice of ExOne’s counsel, to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.

(c)Nothing in this Plan shall confer upon the Designated Employee any right to continue in the employ of the Company prior to or after (or, subject to the terms of this Plan, during) the Protection Period or shall interfere with or restrict in any way the rights of the Employer, which are hereby expressly reserved except as may otherwise be provided under any other written agreement between the Designated Employee and the Employer, to discharge the Designated Employee at any time prior to or after (or, subject to the terms of the Plan, during) the Protection Period for any reason whatsoever, with or without Cause. The Designated Employee and ExOne, on behalf of each Employer, acknowledge that, except as may otherwise be provided under any other written agreement between the Designated Employee and such Employer, the employment of the Designated Employee by the Employer is “at will," and if, prior to the start of or after the end of the Protection Period, the Designated Employee's employment with the Employer terminates for any reason or for no reason, the Designated Employee shall have no further rights under this Plan.

(d)The Employer may withhold from any amounts payable under this Plan such Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)The Designated Employee's or ExOne’s failure to insist upon strict compliance with any provision hereof or the failure to assert any right the Designated Employee or ExOne may have hereunder, including, without limitation, the right of the Designated Employee to terminate employment for Good Reason, as defined herein, shall not be deemed to be a waiver of such provision or right or any other provision or right under this Plan.

11.Effect Of Other Agreements

Notwithstanding anything to the contrary provided in this Plan, (i) any amounts payable to a Designated Employee pursuant to Section 4 of the Plan shall be reduced by any other amounts of compensation or severance benefits actually paid by the Company to such Designated Employee (A) as a result of the Designated Employee’s termination of employment, or (B) to the extent permitted by applicable law, to obviate a severance obligation where the Designated Employee does not terminate employment and (ii) any benefits that may be provided to a Designated Employee following a termination of employment pursuant to Section 4 of the Plan shall be reduced to the extent that substantially identical benefits are actually received by the Designated Employee under an existing severance agreement or requirement. It is expressly understood, however, that no amounts payable hereunder shall be reduced by amounts payable under the Company's retirement or deferred compensation plans or by amounts payable as accrued vacation or because of the acceleration of the benefits under ExOne’s equity incentive plans.

12.	Effect Of Section 409A of the Code.

The Plan is intended to provide payments that are exempt from or compliant with the provisions of Section 409A and the Plan shall be interpreted accordingly.

Each payment under the Plan is intended to be compliant with or excepted from Section 409A, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § l.409A-1(b)(9)(iii), and the provisions of the Plan will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

All reimbursements or provision of in-kind benefits pursuant to the Plan shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under the Plan during the Designated Employee's taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a  group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Designated Employee's taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

In the event that any Designated Employee also participates in any other severance arrangement sponsored and maintained by the Company, and if the payments under this plan or the other severance arrangement are nonqualified deferred compensation within the meaning of Section 409A (as defined in this Section 10 of this Plan), then the time and form of payments to be made under this Plan and the other severance arrangement, to the extent they are of the same amounts, will be conformed so that such payments are in compliance with the requirements of Section 409A.

Notwithstanding  anything to the contrary in this Plan, if, upon the advice of its counsel, ExOne determines that any  payments or benefits to be provided to a Designated Employee who is a "Specified Employee" (as such term is defined under Section 409A of the Code and the regulations and other Treasury Department guidance promulgated thereunder (collectively, "Section 409A")) of an Employer (a "Specified Employee") by ExOne or the Employer pursuant to Section 4 of this Plan are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A ("409A Taxes") as applicable at the time such payments and benefits are otherwise required under this Plan, then:

(a)such payments shall be delayed until the date that is the earlier of six months after date of the Specified Employee's "separation from service" (as such term is defined under Section 409A) with the Company or the date of the Specified Employee's death, or such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the "Payments

Delay Period"), without interest; and

(b) with respect to the provision of such benefits, for a period of six months following date of the Specified Employee's "separation from service" (as such term is defined under Section 409A) with the Company, or such shorter period, that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the "Benefits Delay Period"), the Specified Employee shall be responsible for the full cost of providing such benefits, and (ii) on the first day following the Benefits Delay Period, the Employer shall reimburse the Specified Employee for the costs of providing such benefits imposed on the Specified Employee during the Benefits Delay Period, without interest.